FOR IMMEDIATE RELEASE

            May 10, 2007

            Contacts:  Rosemarie Faccone

      Susan Jordan

      732-577-9997

UMH PROPERTIES, INC. REPORTS FIRST QUARTER EARNINGS

FREEHOLD, NEW JERSEY, May 10, 2007.........………UMH Properties, Inc. (AMEX:UMH) reported net income of $837,000 or $0.08 a share for the quarter ended March 31, 2007, as compared to $2,141,000 or $0.22 a share for the quarter ended March 31, 2006.

A summary of significant financial information for the three months ended March 31, 2007 and 2006 is as follows:

For the Three Months Ended

	3/31/07	3/31/06

Total Revenues	$8,800,000	$9,512,000
Total Expenses	$7,995,000	$7,389,000
Net Income	$837,000	$2,141,000
Net Income per Share	$.08	$.22
FFO (1)	$1,693,000	$2,949,000
FFO per Share (1)	$.16	$.30
Weighted Average Shares Outstanding	10,368,000	9,898,000

 (1)  Non-GAAP Information:  Funds from Operations (FFO) is defined as net income excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trust (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost bases.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO for the quarter ended March 31, 2007 and 2006 is calculated as follows:

	2007	2006

Net Income	$837,000	$2,141,000
Gain on Sales of Depreciable Assets	(32,000)	(17,000)
Depreciation Expense	888,000	825,000

FFO	$1,693,000	$2,949,000

The following are the cash flows provided (used) by operating, investing and financing activities for the three months ended March 31, 2007 and 2006:

	2007	2006

Operating Activities	($516,000)	$1,927,000
Investing Activities	(1,154,000)	(1,869,000)
Financing Activities	1,656,000	(711,000)

Samuel A. Landy, President, stated, “Income and expense from our securities portfolio, our derivative position, our interest rate swaps and our home sales are volatile.  In 2007, we recorded a gain on securities transactions of $33,000, as compared to $314,000 for 2006, a decrease of $281,000.  The fair value of the Company’s interest rate swaps increased interest expense by $26,000 in 2007, while decreasing it by $219,000 in 2006, a swing of $245,000.  Sales of manufactured homes decreased from $2,747,000 in 2006 to $2,278,000.  Sales in 2006 included sales into our expansions at Fairview Manor and Highland Estates.  These expansions are sold out.”

Mr. Landy further stated, “We view the recent downturn in conventional housing demand and sub-prime lending as leading indicators that the demand for affordable housing will return.  We are disappointed that we have not seen a quicker return to affordability but we have seen a demand in the rental market and are in the process of meeting that demand.  Several of our communities are currently under expansion, which should be completed in 2007.  UMH has substantial cash and borrowing power available should further opportunities arise.”

UMH, a publicly-owned REIT, owns and operates twenty-eight manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.  In addition, the Company owns a portfolio of REIT securities.

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